CONTACT:
Brendon Frey
Brendon.frey@icrinc.com

HAMILTON BEACH BRANDS HOLDING COMPANY ANNOUNCES THIRD QUARTER RESULTS
Third Quarter Revenue Increased 5.6% to $140.3 Million

Glen Allen, Virginia - Hamilton Beach Brands Holding Company (NYSE: HBB) (The Company) today announced results for the third quarter of 2026.

Third Quarter 2026 Overview
•Revenue increased 5.6% to $140.3 million compared to $132.8 million
•Gross margin increased 640 bps to 27.5% compared to 21.1%
•Operating profit increased 52.6% to $4.4 million compared to $2.9 million
•Diluted earnings per share was $0.26 compared to $0.12

"Our third quarter results were in line with our expectations and reflect the recovery of our U.S. consumer business following last year’s tariff related headwinds, coupled with the margin benefits from our ongoing tariff mitigation actions,” said R. Scott Tidey, President and Chief Executive Officer. “We are encouraged with the underlying health of our business and continued solid sell-through of our brands and products. Unfortunately, with consumer sentiment declining over the past couple of months, several of our retail partners have become more cautious with their inventory commitments for the upcoming holiday season. As a result, we now expect fourth-quarter sales to be lower than previously anticipated and have revised our full-year outlook accordingly. We believe the progress we’ve made executing our strategic initiatives including increasing the penetration of our higher margin lines of business, positions us well to navigate the near-term and capitalize on our market opportunities when the economic backdrop improves.”

Results of the Third Quarter 2026 Compared to the Third Quarter 2025
Total revenue increased $7.5 million, or 5.6%, to $140.3 million. The revenue increase was primarily driven by growth in the Company’s U.S. Consumer business reflecting recovery from the third quarter of 2025 when one large retailer delayed orders as they assessed inventory and pricing in response to the tariffs implemented by the U.S. in April 2025. This growth was further supported by strong double-digit revenue growth in the Health business.
Gross profit was $38.5 million, or 27.5% of total revenue, compared to $28.0 million or 21.1% of total revenue. The significant improvement in gross margin year-over-year was driven by the continued sell-through of inventory no longer subject to IEEPA tariffs compared with the year ago period when inventory was subject to the temporary spike in tariff rates on imports from China to 125%.
Selling, general and administrative expenses (SG&A) increased to $34.2 million compared to $25.2 million. The increase was driven by $4.0 million in higher incentive related personnel costs primarily due to the appreciation in share price. The current period also includes increased advertising of $1.6 million and $1.3 million in accelerated depreciation of the Company's legacy enterprise resource planning (ERP) system.
Operating profit was $4.4 million compared to $2.9 million.
Income tax expense was $1.6 million compared to $0.4 million in the prior year period.
Net income was $3.5 million, or $0.26 per diluted share, compared to $1.7 million, or $0.12 per diluted share.

Cash Flow and Debt
For the nine months ended September 30, 2026, net cash provided by operating activities was $80.5 million, compared to $14.6 million used in operating activities for the same period in 2025. The increase was primarily driven by IEEPA refunds received in the second quarter and lower working capital, mainly due to reduced inventory levels as 2025 included accelerated purchases ahead of tariff uncertainty.
For the three months ended September 30, 2026, the Company paid down $25 million of debt, repurchased 24,908 shares of its Class A common stock at prevailing market prices for an aggregate purchase amount of $0.6 million and paid $1.7 million in dividends.
On September 30, 2026, net cash was $67.5 million compared to net debt of $32.8 million on September 30, 2025. Net (cash) debt is defined as total debt minus cash and cash equivalents and highly liquid short-term investments.

Outlook
Based on more cautious retailer inventory commitments amid a softer consumer outlook, the Company now expects fourth-quarter sales to be lower than previously anticipated. As a result, the Company now expects 2026 revenue to be flat year over year compared to prior guidance of growth approaching mid-single digit range. The full-year revenue forecast continues to reflect the expiration of the Company's Bartesian licensing agreement at the end of 2025. Excluding the benefit from IEEPA tariff refunds, gross margin is still expected to be modestly better than 2025. Based on the lower revenue projection, and higher incentive compensation expense related to the appreciation in the Company’s share price, operating profit is now expected to decline high teens on a percentage basis compared to the previous estimate of high single digits. The forecasted operating profit continues to reflect an incremental $6 million in planned advertising spend in 2026 to support the Company's strategic growth initiatives and approximately $5 million in non-recurring accelerated depreciation associated with the Company's legacy ERP system. The Company now expects 2026 cash flow from operating activities less cash used for investing activities for 2026 to be in the range of $40 million to $50 million, up from previous guidance of $35 million to $45 million, primarily due to the normalization of working capital following tariff-related disruption in the prior year.

Conference Call
The Company will conduct an earnings conference call and webcast on Wednesday, November 4, 2026, at 4:30 p.m. Eastern time. The call may be accessed by dialing 833-461-5787 (toll free), International 585-542-9983. Conference ID: 329823526. The conference call will also be webcast live on the Company’s Investor Relations website at www.hamiltonbeachbrands.com. An archive of the webcast will be available on the website.

About Hamilton Beach Brands Holding Company
Hamilton Beach Brands Holding Company is a leading designer, marketer, and distributor of a wide range of brand name small electric household and specialty housewares appliances, and commercial products for restaurants, fast food chains, bars, and hotels, and is a provider of connected devices and software for healthcare management. The Company’s owned consumer brands include Hamilton Beach®, Proctor Silex® and Weston®, as well as premium brands Hamilton Beach Professional® and Lotus®. The Company’s owned commercial brands include Hamilton Beach Commercial® and Proctor Silex Commercial®. The Company licenses the brands for CHI® premium garment care products and CloroxTM home appliances. The Company has multiyear agreements to design, sell, market, and distribute Numilk® plant-based milk makers and Sunkist® commercial juicers and sectionizers. Hamilton Beach Health, which owns HealthBeacon, is expanding the Company's presence in the home health and medical markets through connected medical devices. For more information about Hamilton Beach Brands Holding Company, visit www.hamiltonbeachbrands.com.

Forward-Looking Statements
The statements contained in this news release that are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act. These forward-looking statements are made subject to certain risks and uncertainties, which could cause actual results to differ materially from those presented. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Such risks and uncertainties include, without limitation: (1) uncertain or unfavorable global economic conditions and impacts from tariffs, inflation, rising interest rates, recessions or economic slowdowns; (2) changes in costs, including transportation costs and tariffs, of sourced products; (3) the Company’s ability to source and ship products to meet anticipated demand; (4) changes in or unavailability of quality or cost effective suppliers; (5) the Company’s ability to successfully manage constraints throughout the global transportation supply chain; (6) delays in delivery of sourced products; (7) changes in the sales prices, product mix or levels of consumer purchases of small electric household and specialty housewares appliances; (8) changes in consumer retail and credit markets, including the increasing volume of transactions made through third-party internet sellers; (9) bankruptcy of or loss of major retail customers or suppliers; (10) exchange rate fluctuations, changes in the import tariffs and monetary policies and other changes in the regulatory climate in the countries in which the Company operates or buys and/or sells products; (11) the impact of tariffs on customer purchasing patterns; (12) customer acceptance of price increases or delays in the development of new products; (13) product liability, regulatory actions or other litigation, warranty claims or returns of products; (14) increased competition, including consolidation within the industry; (15) changes in customers’ inventory management strategies; (16) shifts in consumer shopping patterns, gasoline prices, weather conditions, the level of consumer confidence and disposable income as a result of economic conditions, unemployment rates or other events or conditions that may adversely affect the level of customer purchases of the Company’s products; (17) changes mandated by federal, state and other regulation, including tax, health, safety or environmental legislation; (18) the Company’s ability to identify, acquire or develop, and successfully integrate, new businesses or new product lines; and (19) other risk factors, including those described in the Company’s filings with the Securities and Exchange Commission, including, but not limited to, the Annual Report on Form 10-K for the year ended December 31, 2025. Furthermore, the future impact of unfavorable economic conditions, including inflation, changing interest rates, availability of capital markets and consumer spending rates remains uncertain. In uncertain economic environments, we cannot predict whether or when such circumstances may improve or worsen, or what impact, if any, such circumstances could have on our business, results of operations, cash flows and financial position.

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HAMILTON BEACH BRANDS HOLDING COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	THREE MONTHS ENDED SEPTEMBER 30		NINE MONTHS ENDED SEPTEMBER 30
	2026	2025	2026	2025
	(In thousands, except per share data)		(In thousands, except per share data)
Revenue	$140,262	$132,779	$404,857	$393,921
Cost of sales	101,717	104,753	252,624	297,993
Gross profit	38,545	28,026	152,233	95,928
Selling, general and administrative expenses	34,159	25,152	99,673	84,793
Operating profit (loss)	4,386	2,874	52,560	11,135
Interest (income) expense, net	(555)	224	(1,897)	273
Other (income) expense, net	(238)	625	(304)	294
Income (loss) before income taxes	5,179	2,025	54,761	10,568
Income tax expense (benefit)	1,637	372	13,972	2,657
Net income (loss)	$3,542	$1,653	$40,789	$7,911

Basic and diluted earnings (loss) per share	$0.26	$0.12	$3.02	$0.58

Basic weighted average shares outstanding	13,444	13,488	13,504	13,591
Diluted weighted average shares outstanding	13,456	13,508	13,519	13,610

HAMILTON BEACH BRANDS HOLDING COMPANY
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	SEPTEMBER 30 2026	DECEMBER 31 2025	SEPTEMBER 30 2025
	(In thousands)
Assets
Current assets
Cash and cash equivalents	$92,539	$47,313	$17,175
Trade receivables, net	102,794	110,535	83,805
Inventory	138,715	133,833	174,801
Prepaid expenses and other current assets	13,938	13,052	15,466
Total current assets	347,986	304,733	291,247
Property, plant and equipment, net	22,795	30,253	33,172
Right-of-use lease assets	33,196	34,614	35,693
Goodwill	7,099	7,099	7,099
Deferred income taxes	3,568	3,607	7,556
Other non-current assets	13,699	17,318	17,615
Total assets	$428,343	$397,624	$392,382
Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$109,774	$86,376	$106,458
Accrued compensation	12,366	13,956	8,800
Accrued product returns	7,151	7,875	6,452
Lease liabilities	5,921	5,497	5,497
Other current liabilities	7,949	9,529	8,409
Total current liabilities	143,161	123,233	135,616
Revolving credit agreements	25,000	50,000	50,000
Lease liabilities, non-current	34,148	36,416	37,628
Other long-term liabilities	5,270	5,130	5,090
Total liabilities	207,579	214,779	228,334
Stockholders’ equity
Preferred stock, par value $0.01 per share	—	—	—
Class A Common stock	121	119	118
Class B Common stock	36	36	36
Capital in excess of par value	87,098	80,795	79,242
Treasury stock	(38,938)	(35,213)	(34,124)
Retained earnings	179,683	143,888	126,953
Accumulated other comprehensive loss	(7,236)	(6,780)	(8,177)
Total stockholders’ equity	220,764	182,845	164,048
Total liabilities and stockholders’ equity	$428,343	$397,624	$392,382

HAMILTON BEACH BRANDS HOLDING COMPANY
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	NINE MONTHS ENDED SEPTEMBER 30
	2026	2025
	(In thousands)
Operating activities
Net income (loss)	$40,789	$7,911
Adjustments to reconcile net income (loss) to net cash provided by (used for) operating activities:
Depreciation and amortization	8,078	3,772
Stock compensation expense	6,305	2,577
Other	1,370	(1,570)
Net changes in operating assets and liabilities:
Trade receivables	7,819	35,351
Inventory	(6,498)	(47,634)
Other assets	6,879	10,856
Accounts payable	23,306	1,882
Other liabilities	(7,577)	(27,786)
Net cash provided by (used for) operating activities	80,471	(14,641)
Investing activities
Expenditures for property, plant and equipment	(1,175)	(2,228)
Other	(306)	(278)
Net cash provided by (used for) investing activities	(1,481)	(2,506)
Financing activities
Net additions (reductions) to revolving credit agreements	(25,000)	—
Cash dividends paid	(4,994)	(4,821)
Purchase of treasury stock	(3,725)	(7,922)
Net cash provided by (used for) financing activities	(33,719)	(12,743)
Effect of exchange rate changes on cash and cash equivalents	(45)	541
Cash and cash equivalents
Increase (decrease) for the period	45,226	(29,349)
Balance at the beginning of the period	47,313	46,524
Balance at the end of the period	$92,539	$17,175

Reconciliation of Non-GAAP Financial Measures to Reported Financial Measures: Net (Cash) Debt

Net (cash) debt is a non-GAAP financial measure that management uses in evaluating financial position. Net (cash) debt is defined as total debt less cash and cash equivalents and highly liquid short-term investments. Management believes net (cash) debt is an important measure of the Company’s financial position due to the amount of cash and cash equivalents on hand. The presentation of this measure is not intended to be considered in isolation from, as a substitute for, or as superior to, the financial information prepared and presented in accordance with U.S. GAAP. The presentation of this measure may be different from non-GAAP financial measures used by other companies. A reconciliation of this measure to its most directly comparable GAAP measure is provided in the table below:

	SEPTEMBER 30 2026	DECEMBER 31 2025	SEPTEMBER 30 2025
	(In millions)
Total debt	$25.0	$50.0	$50.0
Less: cash and cash equivalents	$(92.5)	$(47.3)	$(17.2)
Net (cash) debt	$(67.5)	$2.7	$32.8